PharMerica

Value. Trust. Performance.

Value
Trust
Performance

Estimate of Synergy and Value Analysis
Gregory S. Weishar
Chief Executive Officer
October 13, 2011
The synergies and value estimates reflected in this presentation are for illustrative purposes only. No agreement has been entered into with Omnicare regarding a merger or acquisition, and there can be no assurance that an agreement will be entered into between the parties. Further, antitrust approval of any acquisition of PharMerica by
Omnicare has not been obtained.
Exhibit (a)(12)

Value
Trust
Performance
PharMerica
Value. Trust. Performance.

SAFE HARBOR STATEMENT
These slides contain forward-looking statements that are based on current expectations, estimates, our beliefs and assumptions, including statements regarding estimated synergies and values. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," and
"estimates" and variations of these words and similar expressions are intended to identify forward-looking statements.  These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements.
Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate.  While we may elect to update these forward-looking statements at some point in the future, we disclaim any obligation to do so, even if our estimates or assumptions change.  In light of these and other uncertainties, the inclusion of a forward-looking statement in this presentation should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements. Factors which could cause our actual results to be materially different from those expressed in or implied by the forward-looking statements we make include, but are not limited to, the outcome of, or developments concerning, the tender offer by Omnicare, Inc.
("Omnicare"); other potential commercial or business combination proposals that have or may be received in the future; the outcome of any litigation related to the Omnicare offer or any other offer or proposal and the Board’s recommendation to the stockholders concerning the
Omnicare offer or any other offer or proposal; the ability to realize the estimated synergies; our access to capital, credit ratings, indebtedness, and ability to raise additional financings and operate under the terms of our debt obligations; our ability to attract and maintain key personnel and employees; the effects of adverse economic trends or intense competition in the markets in which we operate; the effects of retaining existing customers and service contracts and our ability to attract new customers for growth of our business; our ability to successfully pursue our development and acquisition activities and successfully integrate new operations and systems, including the realization of anticipated revenues, economies of scale, cost savings, and productivity gains associated with such operations; our ability to control costs, particularly labor and employee benefit costs, rising pharmaceutical costs, and regulatory compliance costs; the effects of healthcare reform and government regulations, including the interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare and institutional pharmacy services industries; changes in the reimbursement rates or methods of payment from Medicare and Medicaid and other third party payers to both us and its customers; our ability to anticipate a shift in demand for generic drug equivalents and the impact on the financial results including the negative impact on brand drug rebates; and other factors, risks and uncertainties referenced in our filings with the
SEC, including the “Risk Factors” set forth in our Annual Report on Form 10-K for the year ended December 31, 2010.
Additional Information
These slides do not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer by Omnicare, we filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND
STOCKHOLDERS OF PHARMERICA ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN
THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain free copies of these documents and other documents filed with the SEC by us through the web site maintained by the SEC at http://www.sec.gov. In addition, documents filed with the SEC by us may be obtained free of charge by contacting our information agent, Georgeson Inc., at (866) 647-8872.

Synergy Estimate		Assumptions
Expenses		
Pharmacy	$82,886,916	Duplicate Pharmacies
Overhead	93,851,983	SGA and other common expenses
Margin improvements	54,339,671	Based on OCR estimate of 3%
	$231,078,570	

Value analysis

Synergy estimate $ 231,078,570

Stock Multiple	10x				8x			
% of Synergies	10%	20%	30%	35%	10%	20%	30%	35%
Synergy dollars	$ 23,107,857	$ 46,215,714	$ 69,323,571	$ 80,877,500	$ 23,107,857	$ 46,215,714	$ 69,323,571	$ 80,877,500
2011 ADJUSTED EBITDA ESTIMATE *	91,000,000	91,000,000	91,000,000	91,000,000	91,000,000	91,000,000	91,000,000	91,000,000
	$ 114,107,857	$ 137,215,714	$ 160,323,571	$ 171,877,500	$ 114,107,857	$ 137,215,714	$ 160,323,571	$ 171,877,500
Value of Stock	$ 1,141,078,570	$ 1,372,157,140	$ 1,603,235,710	$ 1,718,774,995	$ 912,862,856	$ 1,097,725,712	$ 1,282,588,568	$ 1,375,019,996
Estimated Debt	(280,000,000)	(280,000,000)	(280,000,000)	(280,000,000)	(280,000,000)	(280,000,000)	(280,000,000)	(280,000,000)
PMC value including synergies	$ 861,078,570	$ 1,092,157,140	$ 1,323,235,710	$ 1,438,774,995	$ 632,862,856	$ 817,725,712	$ 1,002,588,568	$ 1,095,019,996
Outstanding shares	30,000,000	30,000,000	30,000,000	30,000,000	30,000,000	30,000,000	30,000,000	30,000,000
Price per share	$28.70	$36.41	$44.11	$47.96	$21.10	$27.26	$33.42	$36.50

* Represents high end of guidance range and add back of stock based compensation

Value Trust Performance

PharMerica
Value. Trust. Performance.

3 SYNERGIES AND VALUE ANALYSIS

Value
Trust
Performance
PharMerica
Value. Trust. Performance.

THE BOARD BELIEVES OMNICARE’S $15/SHARE OFFER IS
NOT IN THE BEST INTEREST OF PHARMERICA AND ITS
STOCKHOLDERS
• The Board believes Omnicare's offer undervalues PharMerica and its future prospects
• The Board believes the timing of Omnicare’s unsolicited offer is opportunistic and disadvantageous to PharMerica's
stockholders

Value. Trust. Performance.

Value
Trust
Performance

PharMerica
Value. Trust. Performance.

Use of Non-GAAP Measures:
The 2011 Adjusted EBITDA estimate used in this presentation is the high end of PharMerica's guidance range disclosed in PharMerica's
June 30, 2011 earnings press release, plus an estimate of stock-based compensation expense of $5.0 million for the 2011 fiscal year. The high end of PharMerica's guidance range for net income disclosed in PharMerica's June 30, 2011 earnings press release is $27.8 million. PharMerica calculates its estimated Adjusted EBITDA for 2011 the same way that it calculates and reconciles its historical
Adjusted EBITDA to net income, except that in this case, Adjusted EBITDA also includes stock-based compensation expense. PharMerica calculated this estimate of Adjusted EBITDA by subtracting (i) interest expense, net, (ii) integration, merger and acquisition related costs and other charges, (iii) provision for income taxes, (iv) depreciation and amortization expense and (v) stock-based compensation expense from net income. Adjusted EBITDA does not represent funds available for PharMerica's discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. generally accepted accounting principles ("GAAP"). The items excluded from Adjusted EBITDA but included in the calculation of PharMerica's reported net income and cash flows from operations are significant components of the accompanying unaudited condensed consolidated income statements and cash flows, and must be considered in performing a comprehensive assessment of overall financial performance. PharMerica's calculation of Adjusted EBITDA may not be consistent with calculations of EBITDA used by other companies.